Exhibit 10.21

[FORM OF WAIVER OF RIGHTS UNDER COMPANY’S 1987 STOCK OPTION PLAN
AND 1994 DIRECTOR STOCK OPTION PLAN]

January       , 2006

Mothers Work, Inc.

456 North Fifth Street

Philadelphia, PA  19123

Attn:  Edward M. Krell, Executive Vice
President and Chief Financial Officer

Dear Ed:

As you know, I presently hold stock options issued by Mothers Work, Inc. (the “Company”) under its 1987 Stock Option Plan (whether as originally in effect or as subsequently amended and/or restated) and/or its 1994 Director Stock Option Plan (each, a “Plan,” and collectively, the “Plans”).  I understand that Section 15 of each Plan provides that, in connection with certain corporate transactions, I may be entitled to receive cash in exchange for my unexercised stock options.  However, I also understand that, due to recent changes in accounting principles, this provision may create adverse accounting consequences for the Company.

In light of my financial interests in the Company and in consideration of the Company’s agreement to exercise reasonable efforts to obtain similar commitments from other optionholders, I am making the following waiver and agreement.  With respect to stock options granted to me under the Plans (whether granted previously or in the future) and intending to be legally bound: (i) I hereby waive the automatic application of the cashout provisions of Section 15 of each Plan, and (ii) agree that the cashout provisions of Section 15 of each Plan will therefore only apply to the extent determined by the Board (or by the committee of the Board authorized to administer the plan on behalf of the Board) in its discretion.  This waiver does not affect my other rights under the Plan, including any right to accelerated vesting upon a Change in Control or my ability to exercise vested stock options granted to me under the Plans.

I acknowledge that I have signed this letter knowingly and voluntarily and that the Company will rely on the waiver and agreement contained in this letter.

Sincerely,

[Optionee Name]